POINT.360
                       7083 Hollywood Boulevard, Suite 200
                           Hollywood, California 90028
                           ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD DECEMBER 5, 2002
                           ---------------------------


To the Shareholders of Point.360:

The Annual Meeting of shareholders of Point.360 (the "Company") will be held at 1220 N. Highland Avenue, Hollywood, California 90038, on December 5, 2002 at 10:00 a.m., local time, to consider and vote upon the following matters:

   1.   The election of directors.

   2.   To ratify and  approve  the  appointment  of Singer  Lewak  Greenbaum  &
        Goldstein LLP as independent auditors for our fiscal year ending December 31, 2002.

   3. To transact such other business as may properly come before the meeting or any adjournment thereof.


Information concerning these matters, including the names of the nominees for the Company's Board of Directors (the "Board"), is set forth in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on November 1, 2002, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

All shareholders are requested to sign, date and complete the enclosed proxy and return it promptly in the accompanying postage-prepaid, pre-addressed envelope whether or not they expect to attend the meeting to ensure that their shares will be represented. Any shareholder giving a proxy has the right to revoke it at any time before it is voted.




                                        Haig S. Bagerdjian
                                        Chairman of the Board of Directors,
                                        President and Chief Executive Officer



November 4, 2002



PLEASE SIGN AND DATE THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR VOTES ARE COUNTED.

                                    POINT.360
                       7083 Hollywood Boulevard, Suite 200
                           Hollywood, California 90028
                           ---------------------------

                                 PROXY STATEMENT
                                 ---------------

                               GENERAL INFORMATION


PERSONS MAKING THE SOLICITATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Point.360 (the "Company") of proxies for use at the Annual Meeting of Shareholders to be held on December 5, 2002, and at any adjournment thereof. This proxy statement is first being mailed to shareholders on or about November 4, 2002. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the meeting.

All shares of the Company's Common Stock (as defined below under "Record Date and Stock Entitled to Vote") represented by a properly completed proxy received in time for the Annual Meeting will be voted by the proxy holders as provided therein. Where a shareholder specifies a choice on the proxy with respect to any matter to be voted upon, the shares will be voted accordingly by the proxy holders. If no direction is given in the proxy, it will be voted "FOR" the election of the directors nominated, "FOR" ratification and appointment of Singer Lewak Greenbaum & Goldstein LLP ("Singer Lewak") as independent auditors and in accordance with the best judgment of the proxy holders with respect to any other business that properly comes before the annual meeting.

In addition to solicitation by mail, regular employees of the Company and its Transfer Agent may solicit proxies in person or by telephone without additional compensation. The Company will pay persons holding shares in their names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding soliciting materials to the beneficial owners. The Company will bear all expenses incurred in soliciting its shareholders. Such expenses are estimated not to exceed $10,000.

REVOCABILITY OF PROXY

Any proxy given by a shareholder of the Company may be revoked at any time before it is voted at the Annual Meeting by a written notice of revocation to the Secretary of the Company, or by filing a duly executed proxy bearing a later date, or upon request if the shareholder is present at the meeting.

RECORD DATE AND STOCK ENTITLED TO VOTE

Only holders of record Common Stock at the close of business on November 1, 2002, are entitled to notice of and to vote at the meeting or any adjournment thereof. The outstanding voting securities of the Company on that date consisted of 9,014,232 shares of Common Stock.

VOTING RIGHTS

Holders of the Company's Common Stock are entitled to one vote for each share held as of the above record date, except that in the election of directors each shareholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such shareholder multiplied by the number of directors to be elected, which number is currently five. The shareholder may cast these votes all for a single candidate or may distribute the votes among any or all of the candidates. No shareholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the Annual Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the management nominees the votes represented by proxies in the proxy holder's sole discretion.

QUORUM; SHAREHOLDER VOTE

A majority of the outstanding shares of the Company must be present in person or by proxy at the Annual Meeting to constitute a quorum for the transaction of business. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal or proposals) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of a proposal, shares represented by such proxies will not be treated as affirmative votes.

The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHELD" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting on the item will be required for approval, provided that the shares voting affirmatively must also constitute a majority of the required quorum for the meeting.

ELECTION OF DIRECTORS
(Item 1 on proxy card)

The following table sets forth information concerning the nominees of management for directors for the ensuing year. Each nominee has agreed to serve as a director if elected. The term of office for all nominees listed below will expire at the next annual meeting to be held in 2003 or when their successors are elected and qualified. If any of the nominees listed below is unable to serve as a director, the proxy holders will vote for a substitute nominee or nominees recommended by the Board of Directors.

                              PRINCIPAL OCCUPATION                    YEAR FIRST
                             AND BUSINESS EXPERIENCE                   ELECTED
    NAME                 INCLUDING SERVICE ON OTHER BOARDS    AGE      DIRECTOR
    ----                 ---------------------------------    ---      --------

Robert A. Baker(A)(B)    President and Chief Executive         64        2000
                         Officer of RAB Associates

Haig S. Bagerdjian       Chairman of the Board, President
                         and Chief Executive Officer
                         of Point.360                          46        2000

Greggory J. Hutchins
(A)(B)                   Partner, Holthouse Carlin
                         & Van Trigt LLP                       41        2000

Sam P. Bell              President, Los Angeles Business
                         Advisors (c)                          66           -


   (A)  Member of the Audit Committee
   (B)  Member of the Compensation Committee
   (C) Serves on the boards of APEX Mortgage Capital, Inc., TCW Convertible Securities Fund, Inc. and TCW Galileo Funds.

The Board of Directors is currently considering additional candidates to serve as members of the Board.

MEETINGS AND COMMITTEES

The Company has standing Audit and Compensation Committees. The Audit Committee reviews and acts on reports to the Board with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and services performed for the Company by, and fees paid to, the independent auditors. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters. The Audit and Compensation Committees each held two meetings during the fiscal year ended December 31, 2001 either separately or in conjunction with regular meetings of the Board of Directors. The Company does not have a Nominating or similar committee, but the Board of Directors will consider director nominations submitted by shareholders to the Company's Secretary.

During the fiscal year ended December 31, 2001, the Board of Directors held five meetings. During 2001, each of the above directors attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of committees of the Board on which he served during his respective term as a director with the exception of Mr. Bagerdjian who attended three of the five Board meetings and one of the two Audit Committee meetings.


                      PROPOSAL TO RATIFY THE APPOINMENT OF
                              INDEPENDENT AUDITORS
                             (ITEM 2 ON PROXY CARD)

We are asking you to ratify the Board's selection of Singer Lewak Greenbaum & Goldstein LLP ("Singer Lewak") as our independent auditors for the fiscal year ending December 31, 2002.

Effective July 26, 2002, Point.360, through action of its Audit Committee, engaged Singer Lewak as its independent auditors for the fiscal year ending December 31, 2002.

The Company dismissed its previous independent accountants, PricewaterhouseCoopers LLP ("PwC"), effective June 12, 2002. The decision to dismiss PwC was approved by the Board of Directors and the Audit Committee. In connection with the audits of the two fiscal years ended December 31, 2001 and during subsequent interim periods, there have been no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of PwC, would have caused PwC to make reference to the matter in their report.

The reports of PwC on the consolidated financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report of PwC dated February 25, 2002, relating to the consolidated financial statements of Point.360 as of December 31, 2001, contained a going concern modification.

Except as indicated below, no reportable events described under Item 304(a)(1)(v) of SEC Regulation S-K occurred within our two most recent fiscal years ended December 31, 2001 and 2000 and the subsequent interim period. In a letter dated March 7, 2002, PwC informed the Company that they noted a certain matter involving the Company's internal controls that they considered to be a reportable condition under standards established by the American Institute of Certified Public Accountants. The reportable condition related to the fact that the Company had not performed a physical inventory of its fixed assets. Also, the Company does not identify whether fully depreciated assets are still being utilized. In addition, the Company currently utilizes extensive spreadsheets to track fixed assets and calculate depreciation, instead of an integrated fixed asset system. As a result, according to PwC, the Company is unable to accurately determine whether fixed assets recorded in its financial systems are still in existence and if so, in use, and the existing tracking system for fixed assets could result in an increased risk of errors in the calculation of depreciation expense.

The Company is taking steps to address the problems identified by PwC. We have authorized PwC to respond fully to the inquiries of Singer Lewak regarding the matters described in the preceding paragraph.

A letter from PwC, dated June 17, 2002, addressed to the Securities and Exchange Commission stating that it agrees with the above statements has been filed as an Exhibit to the Company's Form 8-K dated June 12, 2002.

During our two most recent fiscal years, and the subsequent interim period, neither the Company nor anyone acting on our behalf consulted with Singer Lewak regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

A  representative  of Singer  Lewak is  expected to be  available  at the Annual
Meeting to make a statement, if he desires, and to answer your questions. A representative of PwC is not expected to be available at the Annual Meeting.

We are submitting this proposal to you because we believe that such action follows sound corporate practice. If ratification of the appointment of Singer Lewak as our independent public auditors is not obtained at the Annual Meeting, the Board of Directors will reconsider its appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF SINGER LEWAK AS INDEPENDENT PUBLIC ACCOUNTANTS AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A SHAREHOLDER HAS INDICATED OTHERWISE ON THE PROXY.


                             AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of two of the Company's directors, Messrs. Baker and Hutchins. The third member of the Audit Committee, Robert M. Loeffler, passed away in June 2002. The members of the Company's Audit Committee are "independent" as defined under the listing standards of the National Association of Securities Dealers that are applicable to companies whose securities are listed on the Nasdaq market. The Audit Committee, which met twice during the fiscal year ended December 31, 2001, operates pursuant to a charter (the "Audit Committee Charter") which was approved and adopted by the Board of Directors on August 15, 2000. Under the provisions of the Audit Committee Charter, the Audit Committee is responsible for, among other things: recommending the engagement and overseeing the performance of the Company's independent auditors; reviewing the Company's financial disclosure documents; monitoring the Company's financial reporting process and internal control systems; monitoring potential conflicts of interest among the Company and its executive officers and directors; and providing a liaison between the independent auditors and the Board of Directors.

The Audit Committee has reviewed and discussed with management the Company's audited consolidated financial statements for the fiscal year ended December 31, 2001. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, the Company's independent auditors, the matters required to be discussed by the Auditing Standards Board Statement on Auditing Standards No.61, as amended. As required by Independence Standards Board Standard No. 1, as amended, "Independence Discussions with Audit Committees," the Audit Committee has received and reviewed the required written disclosures and a confirming letter from PricewaterhouseCoopers regarding their independence, and has discussed the matter with the auditors.

Based upon the foregoing review and discussions, the Audit Committee has recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year 2001 be included in the Company's Annual Report on Form 10-K and Form 10K/A-1 for the fiscal year ended December 31, 2001. Further, the Audit Committee recommends that the Board of Directors engage Singer Lewak as the Company's independent auditors for the fiscal year ending December 31, 2002.


                                        AUDIT COMMITTEE

                                        ROBERT A. BAKER
                                        GREGGORY J. HUTCHINS

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The directors, director nominees and executive officers of the Company are as follows:

Name                    Age      Position
----                    ---      --------

Haig S. Bagerdjian       46      Chairman of the Board of Directors,
                                 President and Chief Executive Officer

Alan R. Steel            57      Executive Vice President,
                                 Finance and Administration,
                                 Chief Financial Officer and Secretary

Neil Nguyen              29      President, Multimedia Group

Robert A. Baker          64      Director

Greggory J. Hutchins     41      Director

Sam P. Bell              66      Director nominee


HAIG S. BAGERDJIAN became Chairman of the Board of the Company in September 2001 and was appointed President and Chief Executive Officer in October 2002. He was Executive Vice President of Syncor International Corporation, a leading provider of radiopharmaceuticals, comprehensive nuclear pharmacy services and medical imaging services, from 1991 to 2002. From 1987 to 1991, he served in several executive level positions at Calmark Holding Corporation. He also was General Counsel for American Adventure, Inc., which was a subsidiary of Calmark Holding. Mr. Bagerdjian received a J.D. from Harvard Law School and is admitted to the State Bar of California. Mr Bagerjian is a director of Innodata Corporation.

ALAN R. STEEL became Executive Vice President, Finance and Administration in November 2000. From 1994 to 2000, Mr. Steel was Vice President, Finance and Chief Financial Officer of Advanced Machine Vision Corporation, a Nasdaq listed company involved in research, development, manufacturing and sales of sophisticated vision sorting and defect removal equipment for food, paper, tobacco and other markets. From 1983 to 1994, Mr. Steel was Vice President and Chief Financial Officer of DDL Electronics, Inc., a New York Stock Exchange listed company in the electronics industry. Mr. Steel served as controller of DDL from 1980-1983. Mr. Steel was previously a financial manager for Atlantic Richfield Company and a certified public accountant with Arthur Andersen & Co.

NEIL NGUYEN has been President, Multimedia Group, since January 2000. He was previously Vice President, Business Development and Manager, Business Development of the Company. He was previously Operations and Project Manager and New Media Operations Manager of Energy Films, a unit of Getty Images.

ROBERT A. BAKER is the President and Chief Executive Officer of RAB Associates, a Los Angeles, California-based firm specializing in financial reorganizations, crisis management and equity receiverships, which he joined in 1974. Prior to joining RAB Associates, Mr. Baker was the President and CEO of American Management Company, a management consulting firm specializing in computer system design and programming. Mr. Baker currently serves as a director of Western Water Company, a public company engaged in the ownership of water rights and the transmission of water.

GREGGORY J. HUTCHINS is a tax partner at Holthouse Carlin & Van Trigt, LLP, a public accounting firm. Prior to joining Holthouse Carlin & Van Trigt in January 1993, Mr. Hutchins served as Senior Tax Manager for KPMG Peat Marwick, managing corporate and high net worth individual clients from August 1984 until December 1992.

SAM P. BELL has been President of Los Angeles Business Advisors (LABA) since 1996. LABA is comprised of 30 chief executive officers of major companies in the Los Angeles region and focuses on high impact projects where their collective resources can be utilized to positively influence the economic vitality of the area. Prior to joining LABA, Mr. Bell was Area Managing Partner of Ernst & Young, certified public accountants, for the Pacific Southwest Region, retiring in 1996 after 39 years with the firm. Mr. Bell currently serves, or has served in the past, in high level positions for numerous charitable and educational concerns, and is a current panel member for the NASDAQ in reviewing filing issues for NASDAQ-listed companies.

Each executive officer serves in office at the discretion of the Board of Directors, subject to the terms of any employment agreement that may be entered into with such officer.

COMPENSATION OF DIRECTORS

Each director who is not an employee of the Company is paid a cash fee of $3,000 per quarter, $500 for each committee meeting not held in conjunction with a Board meeting, and receives an annual fully-vested stock option grant to purchase 5,000 shares at an exercise price equal to the fair market value on the date of any annual meeting at which the director is reelected to the Board. Members of the Board who are not employees of the Company receive options to purchase 15,000 shares of Common Stock upon their initial election to the Board. These options vest in 33% increments over the three-year period following the date of grant, with certain exceptions. Directors are also reimbursed for travel and other reasonable expenses relating to meetings of the Board.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for the Chief Executive  Officer
("CEO")  and  each  executive   officer  who  received  over  $100,000  in  cash
compensation for the fiscal year ended December 31, 2001:

                                              ANNUAL COMPENSATION
                                                                          LONG-TERM
                                                                          COMPENSATION
                                                                          AWARDS -
                                                                          SECURITIES
                                                                          UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR       SALARY         BONUS    OPTIONS - #      COMPENSATION (2)
---------------------------            ----       ------         -----    -----------      ------------
R. Luke Stefanko, (4)                  2001      $280,000          -         64,100        $ 2,000
Former President and                   2000       273,000          -        200,000              -
Chief Executive Officer                1999       273,000          -        179,000          2,000

Alan R. Steel                          2001      $183,000          -         33,300        $ 2,000
Executive Vice President,              2000        24,000 (1)      -        250,000              -
Finance and Administration,
Chief Financial Officer,
and Secretary

Neil Nguyen                            2001      $170,000          -        115,600        $ 2,000
President, Multimedia Group            2000        66,000          -         15,000          2,000
                                       1999        16,000 (1)      -              -              -

Larry Hester (3)                       2001      $180,000          -        151,500              -
Former President,                      2000        28,000 (1)      -              -              -
Post Production Group

   (1) Salaries are from the dates the respective individuals joined the Company.

   (2) Annual contributions made to the Company's 401(k) plan for the benefit of the named executive officer.

   (3)  Mr. Hester's employment terminated on January 24, 2002.

   (4)  Mr. Stefanko's employment terminated on October 3, 2002.

   (5) Haig S. Bagerdjian was appointed to the positions of President and Chief Executive Officer upon Mr. Stefanko's resignation. Mr. Bagerdjian received no salary from the Company in 2001, but was granted an option to purchase 300,000 shares of common stock upon his appointment as Chairman of the Board in September 2001. Commencing June 1, 2002, Mr. Bagerdjian's salary was set at $250,000 per year.

EMPLOYMENT AGREEMENTS

Effective June 7, 2001, the Company entered into employment agreements with Messrs. Stefanko, Steel and Nguyen providing for annual salaries of $285,000, $190,000 and $175,000 respectively. Mr. Stefanko, former President and Chief Executive Officer of the Company, resigned as a director and officer of the Company on October 3, 2002 pursuant to a Resignation and General Release Agreement (see "Certain Transactions"). Mr. Steel is the Executive Vice President, Finance and Administration of the Company, and Mr. Nguyen is the President, Multimedia Group of the Company. Mr. Stefanko's employment agreement terminated upon his resignation. The employment agreements for Messrs. Steel and Nguyen provide that if the Executive is terminated by the Company at any time other than for cause (including constructive termination), he is entitled to severance equal to salary and fringe benefits for 18 months. Additionally, the Company provides each executive with a car and pays certain health insurance premiums for the Executives.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The Company's Restated Articles of Incorporation limit the liability of its directors. As permitted by amendments to the California General Corporation Law enacted in 1987, directors will not be liable to the Company for monetary damages arising from a breach of their fiduciary duty as directors in certain circumstances. Such limitation does not affect liability for any breach of a director's duty to the Company or its shareholders (i) with respect to approval by the director of any transaction from which he derives an improper personal benefit (ii) with respect to acts or omissions involving an absence of good faith, that he believes to be contrary to the best interest of the Company or its shareholders, that involve intentional misconduct or a knowing and culpable violation of law, that constitute an unexcused pattern or inattention that amounts to an abdication of his duty to the Company or its shareholders, or that show a reckless disregard for his duty to the Company or its shareholders in circumstances in which he was, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, or (iii) based on transactions between the Company and its directors or another corporation with interrelated directors or on improper distributions, loans or guarantees under applicable sections of the California General Corporation Law. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission. The Company has been informed that in the opinion of the Securities and Exchange Commission, indemnification provisions, such as those contained in the Company's Restated Articles of Incorporation, are unenforceable with respect to claims arising under federal securities laws and, therefore, do not eliminate monetary liability of directors.

STOCK OPTIONS GRANTED IN THE LAST FISCAL YEAR

The following table sets forth information with respect to non-qualified stock options granted to the executive officers named in the Summary Compensation Table during the year ended December 31, 2001. The exercise price of each option was at or above the market price of our Common Stock on the option grant date. No stock appreciation rights have been granted by the Company.

                                INDIVIDUAL GRANTS
                                -----------------
                                [GRAPHIC OMITTED]
                                                  PERCENT OF                               POTENTIAL REALIZABLE VALUE
                                                    TOTAL                                 AT ASSUMED ANNUAL RATES OF
                                NUMBER OF          OPTIONS                                  STOCK PRICE APPRECIATION
                                SECURITIES        GRANTED TO                                     FOR OPTION TERM (4)
                                UNDERLYING       EMPLOYEES IN   EXERCISE PRICE   EXPIRATION      ---------------
NAME AND RELATIONSHIP        OPTIONS GRANTED (3)  FISCAL YEAR     ($/SHARE)        DATE           5%          10%
---------------------        ---------------      -----------     --------         ----          ---          ---
R. Luke Stefanko,                  64,100 (1)         6.1%         $ 1.40         8/23/06        $ 25,000     $ 55,000
Former President and
Chief Executive Officer

Alan R. Steel                      33,300 (1)         3.0%         $ 1.40         8/23/06        $ 13,000     $ 28,000
Executive Vice President,
Finance and  Administration,
Chief Financial Officer
And Secretary

Neil Nguyen                        85,000 (2)        10.3%         $ 2.38         3/12/11        $182,000     $391,000
President,                         30,600 (1)                      $ 1.40         8/23/06
Multimedia Group

Larry Hester                      120,000 (2)        13.4%         $ 3.48         4/18/11        $319,000     $737,000
Former President,                  31,500 (1)                      $ 1.40         8/23/06
Post Production Group

   (1)  Options will become exercisable on 8/23/04.

   (2) Options will become exercisable on the earlier of (1) the fifth anniversary date of the grant (100% vesting), or (2) the date the Company's common stock trades for 10 consecutive trading days over any 20 day period (the "Price") for $8.50, 50% shall be vested; on the date the Price is $11.00, 100% shall be vested.

   (3) Vesting may be accelerated at the discretion of the plan administrator (currently the Board of Directors) upon liquidation or dissolution of the Company, a merger or consolidation of the Company with or into another entity, the sale of substantially all the assets of the Company, or a purchase or other acquisition of more than 50% of the outstanding capital stock of the Company.

   (4) The potential realizable value shown in this table represents the hypothetical gain that might be realized based on assumed 5% and 10% annual compound rates of stock price appreciation over the full option term. These prescribed rates are not intended to forecast possible future appreciation of the common stock.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

There were no options exercised by the executive officers named in the Summary Compensation Table during 2001. The following table sets forth information concerning options held by each of the Company's executive officers who are named in the Summary Compensation Table, and the value of options held at December 31, 2001.

                            NUMBER OF SHARES
                         UNDERLYING UNEXERCISED          VALUE OF UNEXERCISED
                              OPTIONS AT              IN-THE-MONEY OPTIONS AT
                          DECEMBER 31, 2001             DECEMBER 31, 2001(1)
   NAME               EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
   ----               -------------------------      -------------------------
R. Luke Stefanko           234,000 / 200,000                   $0 / $0
Alan R. Steel                 0 / 283,300                      $0 / $0
Neil Nguyen                   0 / 130,600                      $0 / $0
Larry Hester                  0 / 151,500                      $0 / $0

   (1) Amounts are shown as the difference between exercise price and fair market value (based on a December 31, 2001 closing price of $1.35 per share).

1996 AND 2000 STOCK OPTION PLANS

The Company has adopted two stock option plans, the 1996 Stock Incentive Plan (the "1996 Plan"), and the 2000 Nonqualified Stock Option Plan (the "2000 Plan") (collectively the "Plans"), covering 900,000 and 2,000,000 shares, respectively, of Common Stock, pursuant to which officers, non-employee directors and employees of the Company, as well as other persons who render services to or are otherwise associated with the Company, are eligible to receive incentive and/or nonqualified stock options. In July 1999, the Company's shareholders approved an amendment to the 1996 Plan increasing the number of shares reserved for grant to 2,000,000 and providing for automatic increases of 300,000 shares on each August 1 thereafter to a maximum of 4,000,000 shares.

The terms of the Plans are substantially the same, except that grants of incentive stock options, stock appreciation rights and restricted stock are not permitted under the 2000 Plan. The 1996 Plan expires in May 2006. The 2000 Plan expires in December 2010. The Plans are administered by the Board of Directors. The selection of participants, allotments of shares, determination of price and other conditions or purchase of options will be determined by the Board or a Stock Option Committee appointed by the Board at its sole discretion in order to attract and retain persons instrumental to the success of the Company. Incentive stock options granted under the 1996 Plan are exercisable for a period of up to ten years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1996 Plan to a shareholder owning more than 10% of the voting power of the Company on the date of grant may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant. Non-qualified options granted under the Plans may be granted at less than the fair market value of the Common Stock on the date of grant.

As of December 31, 2001, options to purchase 893,000 shares of Common Stock were available for future grant under the Plans.

                     REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION


During the fiscal year ended December 31, 2001, the Company had a Compensation Committee of the Board of Directors (the "Committee") consisting of directors Robert A. Baker, Haig S. Bagerdjian and Greggory J. Hutchins. On March 7, 2002, Mr. Bagerdjian resigned as a member of the Committee and was replaced by Robert
M. Loeffler (now deceased). The Committee determines the compensation of the executive officers of the Company, including those of the executive officers named in the Summary Compensation Table above.

The Company's executive compensation programs are designed to:

   o provide competitive levels of base compensation in order to attract, retain and motivate high quality employees;
   o tie individual total compensation to individual performance and the success of the Company; and
   o align the interests of the Company's executive officers with those of its stockholders.

In the last four years, the Company has been transformed from a private entity founded in 1990 to a larger public company. Past and current compensation programs reflect the change in business organization. In view of the relatively brief evolution of the executive management team, the Company's executive compensation program has a limited history, with focus being upon base salary and stock-based compensation, such as grants of stock options.

BASE COMPENSATION

In determining base compensation for the Company's executive officers, the Committee assesses the relative contribution of each executive officer to the Company, the background and skills of each individual and the particular opportunities and problems which the individual confronts in his position with the Company. These factors are then assessed in the context of competitive market factors, including competitive opportunities with other companies. The Committee may also supplement base compensation through discretionary bonuses and/or grants of stock-based compensation in the course of its ongoing assessments of the performance of the Company's executive officers.

STOCK OPTIONS

The Committee believes that the Company, its shareholders and its executive officers and other employees are well served by stock-based compensation. Accordingly the Committee views options granted under the 1996 and the 2000 Plans and for bonus purposes, as important to an effective executive compensation policy. The same rationale is also applicable to the Company's outside directors, pursuant to which awards are granted to new directors meeting specified criteria.

PRESIDENT AND CHIEF EXECUTIVE OFFICER

In determining the compensation of the President and Chief Executive Officer, the Committee focused upon the programs described above.

Mr. Stefanko, the Company's former President and Chief Executive Officer, co-founded the Company in 1990. Mr. Stefanko received a base salary and has been granted stock options. Mr. Bagerdjian, the Company's current Chairman, President and Chief Executive Officer, receives a $250,000 base annual salary and has been granted stock options. The Committee believe that stock-based compensation granted to Mr. Bagerdjian closely aligns his interest with those of the Company's shareholders.

The Committee believes that the factors described in this report are significant for determining the Company's performance, and consequently, compensation of officers; but shareholders should be aware that these are not the only factors which influence Company stock value or overall performance, and that the same factor may not be the most significant in any succeeding period. Also, the achievement of targeted objectives by the Company in any period may not be solely indicative of the Company's future performance.

                                        Robert A. Baker
                                        Greggory J. Hutchins

                          COMPARATIVE STOCK PERFORMANCE

The chart below sets forth a line graph comparing the stock price of the Company with that of the Standard and Poor's Nasdaq National Market Index and Peer Group Index for the period commencing February 19, 1997 and ending December 31, 2001. The graph assumes that $100 was invested on February 19, 1997, the Company's initial public offering date, in the Common Stock and each index, and that all dividends were reinvested. No dividends have been declared or paid on the Common Stock during such period. The historical price performance data shown on the graph is not necessarily indicative of future price performance.

                                          ANNUAL RETURN PERCENTAGE
                                                YEARS ENDING
COMPANY NAME / INDEX       12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
                           --------    --------    --------    --------    --------
Point.360                    30.50       -1.30       44.74      -72.50      -64.29
NASDAQ Index                 20.89       41.04       76.38      -37.15      -20.28
Peer Group                  -32.16       33.77      156.62      -73.66      -20.28

                                                    INDEXED RETURNS
                                                      YEARS ENDING
                             BASE
                            PERIOD
COMPANY NAME / INDEX       02/19/97    12/31/97    12/31/98    12/31/99    12/31/00    12/31/01
                           --------    --------    --------    --------    --------    --------
Point.360                  $100.00     $130.51     $128.81     $186.44     $ 51.27     $ 18.31
NASDAQ Index                100.00      120.89      170.50      300.72      189.01      150.67
Peer Group                  100.00       67.84       90.75      232.88       61.35       48.91


Peer Group Companies
Digital Generation Systems, Inc.
Liberty LiveWire Corp. - CLA


                              CERTAIN TRANSACTIONS

During 2000, the Company loaned Mr. Stefanko a total of $850,000. The related note bears interest at 3%, is due on December 31, 2002 and is secured by a Deed of Trust covering certain real property in Malibu, CA. The balance of principal and interest due as of October 2, 2002 was $777,000.

In December 2000 the Company purchased from Mr. Stefanko 96,000 shares of Common Stock for $300,000 ($3.13 per share) pursuant to the Company's stock repurchase program. In March 2001, the Company purchased 116,666 shares from Mr. Stefanko for $300,000 ($2.57 per share) under the same program.

During the year, the Company rented certain equipment from a company partially owned by Kim Stefanko, wife of Mr. Stefanko. During 2001, the Company paid rentals of $59,000 for equipment rental, 50% in cash and the remainder in the form of a reduction in Mr. Stefanko's note to the Company. The Board of Directors also authorized the Company to purchase the equipment from the rental company at fair market value with the purchase price ($68,000) being paid in the form of a reduction in Mr. Stefanko's note.

During 2001, the Company paid Mrs. Stefanko consulting fees of $10,000 per month for nine months pursuant to an arrangement made when the Company purchased Woodholly Productions, an entity partially owned by Mrs. Stefanko, in 1997. On October 1, 2001, the Company entered into a severance agreement with Mrs. Stefanko which provided for a payment of $30,000 in exchange for a 12-month agreement not to compete, 50% of which was paid in cash and 50% offset against Mr. Stefanko's note.

On October 2, 2002, Mr. Stefanko entered into a Resignation and General Release Agreement pursuant to which he resigned as a director and officer of the Company. Mr. Stefanko also entered into a Consulting Agreement with the Company for 24 months whereby he will be paid $10,000 per month through December 2002, and an hourly rate for consulting services thereafter. Mr. Stefanko's stock options will continue to vest and become exercisable in accordance with the terms of his related stock option agreements, but will automatically terminate on October 2, 2004.

In connection with his resignation, Mr. Stefanko entered into a one-year Noncompetition Agreement with the Company which prevents him from competing with the Company except in certain instances, and prohibits him from soliciting Company employees for three years.

Concurrent with his resignation, Mr. Stefanko entered into a Stock Purchase Agreement with Mr. Bagerdjian whereby Mr Bagerdjian acquired 1,436,179 shares of Company stock owned by Mr. Stefanko. For the shares, Mr. Bagerdjian paid Mr. Stefanko $100,000, assumed payment obligations of approximately $1,671,000 of Mr. Stefanko's liabilities (including Mr. Stefanko's note to the Company) and will make future installment payments of approximately $886,000.

During the year ended December 31, 2001, the Company paid $98,000 to Holthouse Carlin & Van Trigt LLP ("HCV") for preparation of tax returns and other tax related services. Mr. Hutchins is a partner in HCV.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock as of October 15, 2002, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each of Point.360's directors and director nominees; (iii) each executive officer identified in the Summary Compensation Table; and (iv) all executive officers and directors of the Company as a group:

                                     SHARES ACQUIRABLE               APPROXIMATE
                          SHARES     PURSUANT TO                     PERCENT OF
NAME AND ADDRESS (1)       OWNED     STOCK OPTIONS (2)   TOTAL       OWNERSHIP
----------------           -----     -------------       -----       ---------
Haig S. Bagerdjian       2,023,665        315,000       2,338,655        25%
R. Luke Stefanko                 -        234,000         234,000         3%
Julia Stefanko           2,267,168              -       2,267,168        25%
Robert A. Baker                  -         15,000          15,000         *
Greggory J. Hutchins        10,000         15,000          25,000         *
Alan R. Steel               19,000              -          19,000         *
Neil Nguyen                  5,100          1,500           6,600         *

All directors and
executive officers
    as a group           2,057,755        580,500       2,638,255        28%

*Less than 1%

   (1) The address of each beneficial owner listed is 7083 Hollywood Blvd., Suite 200, Hollywood, CA 90028.
   (2) Represents shares acquirable as of October 15, 2002 and 60 days thereafter.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 and rules promulgated thereunder, the Company's directors, executive officers, and any person holding beneficially more than 10% of the Company's common stock are required to report their ownership of the Company's securities and any changes in that ownership to the Securities and Exchange Commission and to file copies of the reports with the Company. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failures to file by these dates during the last fiscal year. Mr. Baker delinquently filed one
Section 16(a) report within the most recently completed fiscal year.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP ("PwC") has examined, as independent auditors, the financial statements of the Company for the year ended December 31, 2001.

Audit Fees. Fees for services rendered by PwC for the calendar year 2001 financial statements were:

          Audit fees
            ($41,050 billed as of
             December 31, 2001)                   $ 146,050

          All other fees                          $   1,750

Audit fees relate to the audit of the Company's financial statements for the year ended December 31, 2001 and reviews of the company's quarterly financial statements for that year. Other fees relate to services rendered in connection with the filing of a Form S-8 registration statement. The Audit Committee of the Board of Directors has determined that the services rendered by PwC for other fees were compatible with maintaining PwC's independence. PwC did not provide any services related to financial information systems design and implementation during 2001.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Audit Committee Report," "Report of the Compensation Committee on Executive Compensation," and "Comparative Stock Performance" shall not be deemed to be incorporated, unless specifically otherwise provided in such filing.


                        SHAREHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

Shareholders of the Company who intend to submit proposals to the Company's shareholders for inclusion in the company's proxy statement and form of proxy relating to the next annual meeting of shareholders must submit such proposals to the Company no later than July 8, 2003 in order to be included in the proxy materials. Shareholder proposals should be submitted to the Corporate Secretary, Point.360, 7083 Hollywood Blvd., Suite 200, Hollywood, CA 90028.

For any proposal that is not submitted for inclusion in next year's proxy statement but is instead sought to be presented directly at the 2003 annual meeting, Securities and Exchange Commission rules permit the persons named in the Company's form of proxy for the next annual meeting to vote proxies in their discretion if the Company (1) receives notice of the proposal before September 30, 2003 and advises shareholders in the 2003 proxy statement about the nature of the matter and how the proxy holders intend to vote or (2) does not receive notice of the proposal before September 30, 2003. Notices of intention to present proposals directly at the 2003 annual meeting should be submitted to the Corporate Secretary, Point.360, 7083 Hollywood Boulevard, Suite 200, Hollywood, California 90028.

                                 OTHER MATTERS

If any matters not referred to in this proxy statement should properly come before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment. The Board of Directors is not aware of any such matters that may be presented for action at the meeting.


AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities an Exchange Commission, including the financial statements and financial statement schedules thereto, to any shareholder desiring a copy. Shareholders may write to the Company at:

         Point.360
         Attn: Corporate Secretary
         7083 Hollywood Blvd., Suite 200
         Hollywood, CA 90028


                                        By Order of the Board of Directors,



                                        Alan R. Steel
                                        Executive Vice President,
November 4, 2002                        Finance and Administration

                                   POINT .360
                ANNUAL MEETING OF SHAREHOLDERS - DECEMBER 5, 2002
                 This Proxy is Solicited On Behalf of Point .360

        The undersigned hereby appoints Haig S.Bagerdjian and Alan R. Steel and each of them, with full power of substitution, as proxies and with all powers the undersigned would possess if personally present, to vote all of the shares of Common Stock, no par value per share (the "Common Stock"), of Point .360 (the "Company") that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., local time, on Thursday, December 5, 2002, and at any adjournments or postponements thereof, at the facilities of the Company, located at 1220 N. Highland Ave., Hollywood,
California 90038, as directed herein upon the matters set forth on the reverse side hereof and described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement and upon such other matters as may properly be brought before such meeting according to their sole discretion.

        Receipt of the Notice of Annual Meeting and the Proxy Statement is hereby acknowledged.


                (PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE)

A X  Please mark your
 --- votes as in this
     example.

(1) Election of
four directors
for a one year
term.

VOTE FOR ALL LISTED NOMINEES
EXCEPT AS INDICATED BELOW
NAME ON THE LINE BELOW.

WITHHOLD AUTHORITY
TO VOTE FOR ALL NOMINEES

(TO WITHHOLD AUTHORITY TO VOTE FOR ANY          NOMINEES: Haig S. Bagerdjian
INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S                  Robert A. Baker
NAME ON THE LINE BELOW                                    Greggory J. Hutchins
                                                          Sam P. Bell
-------------------------------------

(2) To ratify and approve Singer Lewak
Greenbaum & Goldstein LLP as independent auditors for the fiscal year ending
December 31, 2002.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. AS TO ANY OTHER MATTER COMING BEFORE THE MEETING, EACH OF THE PERSONS AUTHORIZED AS PROXIES HEREWITH IS AUTHORIZED TO VOTE IN HIS DISCRETION ON SUCH MATTER.

POINT .360 RECOMMENDS A VOTE "FOR" THE RATIFICATION AND APPROVAL OF SINGER LEWAK GREENBAUM & GOLDSTEIN LLP.

Please sign, date and return this proxy promptly.

Signature                                       Date
          ---------------------------                -------------------------
Signature                                       Date
          ---------------------------                -------------------------

NOTE: Please date this card and sign your name exactly as it appears on this Proxy. If the Common Stock represented by this Proxy is registered in the names of two or more persons, each should sign this proxy. Persons signing in a representative or fiduciary capacity and corporate officers should add their full titles as such.